Exhibit 99.1
Spears and Associates, Inc.
8908 South Yale, Suite 440, Tulsa, Oklahoma 74137 (918) 496-3434 Fax (918) 496-0406
March 24, 2011
CREDIT SUISSE
1100 Louisiana, 46th Floor
Houston, TX 77002
Dear Sirs,
We consent to (i) the reference to our Firm in the Registration Statement on Form S-l (No. 333-171162) of Frac Tech Services, Inc. and in the prospectus that forms a part of the Registration Statement and to the statements therein to the effect that, based on data from our report, the total size of the hydraulic fracturing market, based on revenue, was estimated to be approximately $16.0 billion in 2008 and approximately $10.5 billion in 2009, as set forth under the headings “Prospectus Summary—Industry Overview” and “Business—Industry Overview,” and (ii) to the filing of this consent as an exhibit to the Registration Statement.
In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.
Spears & Associates

By:	/s/ John Spears
	Name:	John Spears
	Title:	President